Exhibit 99.3

CYXTERA CYBERSECURITY, INC. D/B/A APPGATE

Cyxtera Cybersecurity, Inc. (d/b/a AppGate)

Unaudited Condensed Consolidated Balance Sheets

As of June 30, 2021 and December 31, 2020

(in thousands, except share information)

	As of
	June 30,	December 31,
	2021	2020
ASSETS
Current assets:
Cash and cash equivalents	$33,109	$3,505
Restricted cash	1,437	2,116
Accounts receivable, net of allowance of $427 and $437, respectively	9,256	12,052
Contract assets	2,782	1,427
Deferred contract acquisition costs, current	3,059	3,065
Prepaid and other current assets	4,962	2,012
Due from former Parent, net (Note 2)	-	1,183
Current assets of discontinued operations	-	66,604
Total current assets	54,605	91,964
Property and equipment, net	1,921	1,829
Operating lease right-of-use assets	1,557	2,008
Contract assets, noncurrent	8,048	6,496
Deferred contract acquisition costs, noncurrent	7,660	5,791
Goodwill	71,604	71,604
Intangible assets, net	41,063	45,642
Deferred tax asset	554	735
Other assets	120	184
Total assets	$187,132	$226,253
LIABILITIES AND STOCKHOLDER’S EQUITY
Current liabilities:
Accounts payable	$2,880	$6,558
Accrued expenses	10,912	9,156
Operating lease liabilities, current	753	779
Deferred revenue, current	5,534	5,995
Other current liabilities	3	15
Promissory Notes, including accrued interest	-	153,811
Current liabilities of discontinued operations	-	6,548
Total current liabilities	20,082	182,862
Deferred revenue, noncurrent	1,400	995
Operating lease liabilities, noncurrent	954	1,256
Convertible senior notes	49,674	-
Deferred income tax liability	372	-
Other liabilities	444	263
Total liabilities	72,926	185,376
Commitments and contingencies (Note 10)
Stockholder’s equity:
Common stock, $0.01 par value; 1,000 shares authorized; 500 shares issued and outstanding	-	-
Additional paid-in capital	509,849	471,701
Accumulated other comprehensive loss	(911)	(667)
Accumulated deficit	(394,732)	(430,157)
Total stockholder’s equity	114,206	40,877
Total liabilities and stockholder’s equity	$187,132	$226,253

See accompanying notes to unaudited condensed consolidated financial statements

Cyxtera Cybersecurity, Inc. (d/b/a AppGate)

Unaudited Condensed Consolidated Statements of Operations

For the Three and Six Months Ended June 30, 2021 and 2020

(in thousands, except share and per share information)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Revenue	$9,886	$7,119	$19,956	$16,744
Cost of revenue, exclusive of amortization shown below	4,169	3,598	7,747	7,544
Amortization expense	1,131	1,624	2,262	3,248
Total cost of revenue	5,300	5,222	10,009	10,792
Gross profit	4,586	1,897	9,947	5,952
Operating expenses:
Sales and marketing	9,166	6,793	16,280	13,329
Research and development	2,723	2,137	4,920	4,480
General and administrative	4,599	4,901	7,941	10,228
Depreciation and amortization	1,352	1,282	2,693	2,624
Total operating expenses	17,840	15,113	31,834	30,661
Loss from continuing operations	(13,254)	(13,216)	(21,887)	(24,709)
Interest expense, net	(643)	(976)	(1,476)	(1,971)
Other (expenses) income, net	(93)	9	(219)	(1,537)
Loss from continuing operations before income taxes	(13,990)	(14,183)	(23,582)	(28,217)
Income tax expense of continuing operations	(592)	(628)	(1,005)	(836)
Net loss of continuing operations	(14,582)	(14,811)	(24,587)	(29,053)
Net income of discontinued operations, net of tax	-	586	60,012	3,878
Net (loss) income	$(14,582)	$(14,225)	$35,425	$(25,175)
(Loss) income per share:
Net loss from continuing operations per share - basic and diluted	$(29,164)	$(29,622)	$(49,174)	$(58,106)
Net income from discontinued operations per share - basic and diluted	$-	$1,172	$120,024	$7,756
Weighted-average shares used in computing net loss from continuing operations per share - basic and diluted	500	500	500	500
Weighted-average shares used in computing net income from discontinued operations per share - basic and diluted	500	500	500	500

See accompanying notes to unaudited condensed consolidated financial statements

Cyxtera Cybersecurity, Inc. (d/b/a AppGate)

Unaudited Condensed Consolidated Statements of Comprehensive (Loss) Income

For the Three and Six Months Ended June 30, 2021 and 2020

(in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Net (loss) income	$(14,582)	$(14,225)	$35,425	$(25,175)
Other comprehensive loss:
Change in foreign currency translation	(482)	(64)	(244)	(256)
Other comprehensive loss:	(482)	(64)	(244)	(256)
Comprehensive (loss) income	$(15,064)	$(14,289)	$35,181	$(25,431)

See accompanying notes to unaudited condensed consolidated financial statements

Cyxtera Cybersecurity, Inc. (d/b/a AppGate)

Unaudited Condensed Consolidated Statements of Changes in Stockholder’s Equity

For the Three and Six Months Ended June 30, 2021 and 2020

(in thousands, except share information)

				Accumulated other
			Additional	comprehensive		Total
	Common stock		paid-in	(loss)	Accumulated	stockholder’s
	Shares	Amount	capital	income	deficit	equity
Balance as of December 31, 2020	500	$-	$471,701	$(667)	$(430,157)	$40,877
Equity-based compensation	-	-	950	-	-	950
Transactions with former Parent (Notes 1 and 2)	-	-	36,241	-	-	36,241
Net income	-	-	-	-	50,007	50,007
Other comprehensive income	-	-	-	238	-	238
Balance as of March 31, 2021	500	-	508,892	(429)	(380,150)	128,313
Equity-based compensation	-	-	957	-	-	957
Net loss	-	-	-	-	(14,582)	(14,582)
Other comprehensive loss	-	-	-	(482)	-	(482)
Balance as of June 30, 2021	500	$-	$509,849	$(911)	$(394,732)	$114,206

Balance as of December 31, 2019	500	$-	$466,256	$449	$(379,732)	$86,973
Equity-based compensation	-	-	993	-	-	993
Net loss	-	-	-	-	(10,950)	(10,950)
Other comprehensive loss	-	-	-	(192)	-	(192)
Balance as of March 31, 2020	500	-	467,249	257	(390,682)	76,824
Equity-based compensation	-	-	1,026	-	-	1,026
Net loss	-	-	-	-	(14,225)	(14,225)
Other comprehensive loss	-	-	-	(64)	-	(64)
Balance as of June 30, 2020	500	$-	$468,275	$193	$(404,907)	$63,561

See accompanying notes to unaudited condensed consolidated financial statements

Cyxtera Cybersecurity, Inc. (d/b/a AppGate)

Unaudited Condensed Consolidated Statements of Cash Flows

For the Six Months Ended June 30, 2021 and 2020

(in thousands)

	Six Months Ended June 30,
	2021	2020
Cash flows from operating activities:
Net income (loss)	$35,425	$(25,175)
Net income of discontinued operations, including gain on sale of $58.8 million, net of tax in 2021	(60,012)	(3,878)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation and amortization	4,955	5,872
Equity-based compensation, net	1,955	2,268
Amortization of deferred contract acquisition costs	1,406	844
Amortization of debt issuance costs	25	-
Loss on disposal of assets	-	1,667
Operating leases, net	134	84
Bad debt expense (recoveries), net	(52)	557
Deferred income taxes, net	(553)	66
Changes in assets and liabilities, excluding dispositions:
Accounts receivable	(3,388)	(4,403)
Contract assets	(4,194)	320
Prepaid and other current assets	(2,950)	(643)
Due from affiliates, net	3,252	5,345
Deferred contract acquisition costs	(768)	(1,725)
Other assets	5	(118)
Accounts payable	(3,785)	4,117
Accrued expenses	(3,640)	578
Deferred revenue	1,144	1,464
Other current liabilities	(11)	(12)
Net cash, cash equivalents and restricted cash used in operating activities of continuing operations	(31,052)	(12,772)
Net cash, cash equivalents and restricted cash provided by operating activities of discontinued operations	1,166	6,376
Net cash, cash equivalents and restricted cash used in operating activities	(29,886)	(6,396)
Cash flows from investing activities:
Purchases of property and equipment	(467)	(362)
Net cash, cash equivalents and restricted cash used in investing activities of continuing operations	(467)	(362)
Net cash, cash equivalents and restricted cash provided by investing activities of discontinued operations	125,022	-
Net cash, cash equivalents and restricted cash provided by (used in) investing activities	124,555	(362)
Cash flows from financing activities:
Proceeds from convertible senior notes	50,000	-
Payment of debt issuance costs	(180)	-
(Repayment) proceeds from Promissory Notes	(119,640)	5,679
Repayment of finance leases	(12)	(10)
Net cash, cash equivalents and restricted cash (used in) provided by financing activities of continuing operations	(69,832)	5,669
Effect of foreign currency exchange rates on cash	4,088	2,519
Net increase in cash, cash equivalents and restricted cash	28,925	1,430
Cash, cash equivalents and restricted cash at beginning of period	5,621	6,156
Cash, cash equivalents and restricted cash at end of period	34,546	7,586
Less cash of discontinued operations	-	(4)
Cash, cash equivalents and restricted cash of continuing operations at end of period	$34,546	$7,582

Cash	$33,109	$5,690
Restricted cash	1,437	1,892
Total cash, cash equivalents and restricted cash of continuing operations at end of period	$34,546	$7,582

	Six Months Ended June 30,
Supplemental cash flow information:	2021	2020
Cash paid for income taxes	$99	$30
Operating lease right-of-use assets obtained in exchange for operating lease liabilities	$-	$337

See accompanying notes to unaudited condensed consolidated financial statements

Cyxtera Cybersecurity, Inc. (d/b/a AppGate)

Notes to Unaudited Condensed Consolidated Financial Statements

Note 1. Business and Summary of Significant Accounting Policies

Merger with Newtown Lane

On February 8, 2021, Cyxtera Cybersecurity, Inc., a Delaware corporation doing business as AppGate (“Appgate,” the “Company,” “we,” “us,” or “our”) entered into an agreement and plan of reorganization (the “Merger Agreement”) with Newtown Lane Marketing, Incorporated, a public company incorporated in Delaware (“Newtown”), and with Newtown Merger Sub Corp., a Delaware corporation and wholly owned subsidiary of Newtown (“Merger Sub”). Pursuant to the Merger Agreement, Merger Sub has agreed to merge with and into Appgate (the “Merger”), with Appgate surviving the Merger as a wholly owned subsidiary of Newtown. Upon consummation of the Merger, Newtown will change its name to “Appgate, Inc.” The Merger is expected to be consummated during the fourth quarter of the calendar year 2021.

As of June 30, 2021, we had deferred specific incremental transaction costs within prepaid and other current assets of $2.0 million, of which $1.0 million is included in accrued expenses in the condensed consolidated balance sheet. Such costs will be recorded as additional paid-in capital upon close of the Merger.

Sale of Brainspace

On September 30, 2020, Appgate adopted a plan for the sale of Brainspace Corporation (“Brainspace”), a formerly wholly owned subsidiary of Appgate, which met the criteria for discontinued operations under ASC Topic 205-20, Presentation of Financial Statements – Discontinued Operations – see Note 3 for discontinued operations disclosures. We executed a securities purchase agreement with respect to the sale of 100% of the outstanding equity interests of Brainspace for cash consideration of $125.0 million on December 17, 2020, and the sale transaction closed on January 20, 2021. Brainspace offers a comprehensive and advanced data analytics platform for investigations, eDiscovery, intelligence mining, and compliance.

Basis of Presentation and Use of Estimates

The accompanying unaudited condensed consolidated financial statements have been prepared by our management and reflect all adjustments, consisting only of normal recurring adjustments, which in the opinion of management are necessary to fairly state the financial position and the results of operations for the interim periods presented. The condensed consolidated balance sheet data as of December 31, 2020 has been derived from our audited consolidated financial statements as of that date. The condensed consolidated financial statements have been prepared in accordance with the regulations of the Securities and Exchange Commission (“SEC”) but omit certain information and footnote disclosure necessary to present the statements in accordance with generally accepted accounting principles in the United States of America (“U.S. GAAP”). For further information, refer to our audited consolidated financial statements as of and for the year ended December 31, 2020. Results for the interim periods are not necessarily indicative of results to be expected for the entirety of 2021.

All references to “$” or “dollars” are to the currency of the United States (“U.S.”) unless otherwise indicated. We operate on a calendar year basis. References to 2020, for example, refer to our year ended December 31, 2020.

Cyxtera Cybersecurity, Inc. (d/b/a AppGate)

Notes to Unaudited Condensed Consolidated Financial Statements (continued)

Risks and Uncertainties due to COVID-19 Pandemic

The COVID-19 pandemic continues to evolve and disrupt normal activities in many segments of the U.S. and global economies even as COVID-19 vaccines have been and continue to be administered in 2021. Much uncertainty still surrounds the pandemic, including its duration and ultimate overall impact on our operations. Management continues to carefully evaluate potential outcomes and has plans to continue mitigating related risks. While the COVID-19 pandemic did not have a material impact on our business, financial condition or results of operations for 2020 or the three and six months ended June 30, 2021, management took measures during such periods to minimize the risks from the pandemic. Those measures were aimed at safeguarding the Company, and the health, safety and wellbeing of our employees and customers.

Net Loss Per Share

The Company does not have any instruments that would be dilutive to common stockholders.

On February 7, 2021, Appgate effected a 500-for-1 split of its common stock in the form of a stock dividend to SIS Holdings LP (“SIS Holdings”), the only stockholder of record as of the record date for the split. Immediately prior to the split, Appgate had one (1) share of common stock outstanding. As a result of the split, SIS Holdings currently owns 500 shares of Appgate’s common stock, which represents 100% of Appgate’s current outstanding shares of common stock. Net (loss) income loss per share amounts for all periods presented has been retrospectively adjusted for the stock split.

Debt Issuance Costs and Fees

Debt issuance costs and fees are capitalized and amortized over the term of the related loans based on the effective interest method. Such amortization is a component of interest expense, net on the condensed consolidated statements of operations. Debt issuance costs related to outstanding debt are presented as a reduction of the carrying amount of the debt liability on our condensed consolidated balance sheets.

Recently Adopted Accounting Pronouncements

In December 2019, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2019-12, Income Taxes (Topic 740) (“ASU 2019-12”): Simplifying the Accounting for Income Taxes. The new standard eliminates certain exceptions related to the approach for intraperiod tax allocation, the methodology for calculating income taxes in an interim period, and the recognition of deferred tax liabilities for outside basis differences related to changes in ownership of equity method investments and foreign subsidiaries. The guidance also simplifies aspects of accounting for franchise taxes and enacted changes in tax laws or rates and clarifies the accounting for transactions that result in a step-up in the tax basis of goodwill. For public business entities, it is effective for fiscal years beginning after December 15, 2020, including interim periods within those fiscal years. Early adoption is permitted. We adopted this standard on January 1, 2021. The adoption of this standard did not have a material impact to our consolidated financial statements.

In August 2020, the FASB issued ASU No. 2020-06, Debt-Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging – Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity, designed to reduce the complexity and improve comparability of financial reporting associated with accounting for convertible instruments and contracts in an entity’s own equity. Key changes in the ASU include:

●	Convertible debt will no longer be bifurcated into debt and equity for most convertible securities, thus improving the U.S. GAAP interest expense treatment;

●	Precludes the use of the treasury stock method for convertible securities with flexible settlement with net share settlement intent;

Cyxtera Cybersecurity, Inc. (d/b/a AppGate)

Notes to Unaudited Condensed Consolidated Financial Statements (continued)

●	Removes the following features required for equity contracts to be exempt from derivative accounting: (a) to consider whether a contract would be settled in registered shares, (b) to consider whether collateral is required to be posted and (c) to assess shareholder rights;

●	Enhances information transparency by making targeted improvements to disclosure for convertible instruments and earnings-per share guidance; and

●	Clarifies that an average market price for a given reporting period (and not the quarter-end stock price) should be used to calculate any in-the-money share dilution.

The ASU allows entities to adopt the guidance through either a modified retrospective method (i.e., applying changes on an ongoing basis) or fully retrospective method (i.e., applying changes retrospectively). The new standard is effective for smaller reporting companies defined for fiscal years beginning after December 15, 2023, including the interim periods within those fiscal years. Early adoption is permitted for fiscal years beginning after December 15, 2020, including interim periods. We adopted this standard on January 1, 2021. The adoption of this standard did not have a material impact to our consolidated financial statements.

Note 2. Transactions with Former Parent – Cyxtera

Prior to December 31, 2019, Appgate was wholly owned by Cyxtera Technologies, Inc. (“Cyxtera” or “former Parent”). On December 31, 2019, Cyxtera consummated several transactions (the “Cyxtera Spin-Off”), following which Appgate became a stand-alone entity. The transaction separated Cyxtera’s data center business from Appgate’s cybersecurity business. Over time, Appgate has entered into several agreements and transactions with Cyxtera (and/or one or more of its subsidiaries), SIS Holdings, and certain equity owners of SIS Holdings. These agreements, relationships and transactions are described below.

Service Provider Fees

In connection with the formation of Cyxtera in 2017, certain equity owners of SIS Holdings and/or affiliates thereof (collectively, the “Service Providers”) entered into a Services Agreement (the “Services Agreement”), dated May 1, 2017, with Cyxtera and all of Cyxtera’s subsidiaries and controlled affiliates as of such date, including Appgate (collectively, the “Company Group”). Under the Services Agreement, the Service Providers agreed to provide members of the Company Group with certain executive and management, financial, consulting, human resources and advisory services as requested by members of the Company Group from time to time. Pursuant to the Services Agreement, the Company Group also agreed to pay the Service Providers an annual service fee in the aggregate amount of $1.0 million in equal quarterly installments. Amounts allocated to Appgate during each of the three and six months ended June 30, 2020 under the Services Agreement through the Intercompany Master Services Agreement described below were insignificant. The Service Providers waived all fees under the Services Agreement for 2021. The Services Agreement was terminated on July 29, 2021.

Cyxtera Management Inc. Intercompany Master Services Agreement Fee

In connection with the formation of Cyxtera in 2017, the Company Group entered into an Intercompany Master Services Agreement (the “Intercompany Master Services Agreement”). Under the Intercompany Master Services Agreement, Cyxtera Management, Inc., a wholly owned subsidiary of Cyxtera (the “Management Company”), agreed to provide certain services to other members of the Company Group from time to time, including financial, accounting, administrative, facilities and other services. The variable costs in the agreement were allocated based on sales bookings, revenue, number of customers, number of employees, number of vendor payments, and number of customer invoices. The Intercompany Master Services Agreement was terminated on July 29, 2021.

Cyxtera Cybersecurity, Inc. (d/b/a AppGate)

Notes to Unaudited Condensed Consolidated Financial Statements (continued)

Cyxtera Management Inc. Transition Services Agreement

Upon consummation of the Cyxtera Spin-Off, Appgate and the Management Company entered into a transition services agreement (the “Transition Services Agreement”), pursuant to which the Management Company provided certain transition services to us, and we provided certain transition services to the Management Company. The term under the Transition Services Agreement commenced on January 1, 2020 and ended on June 30, 2021. Substantially all of the obligations under the Transition Services Agreement ceased on December 31, 2020. For the three and six months ended June 30, 2020, the Management Company charged us $1.3 million and $2.7 million, respectively, for services rendered under the Transition Services Agreement, including $0.4 million and $0.8 million, respectively, of short-term lease costs, and $44 thousand and $0.1 million, respectively, of variable lease costs during the same periods. Charges under the Transition Services Agreement for the three and six months ended June 30, 2021 were insignificant. Costs incurred under the Transition Services Agreement are included in general and administrative expenses in the condensed consolidated statement of operations for the three and six months ended June 30, 2020.

For the three and six months ended June 30, 2021, we charged the Management Company $48 thousand and $0.1 million, respectively, of fees for services provided to the Management Company and its affiliates by Appgate under the Transition Services Agreement. For the three and six months ended June 30, 2020, we charged the Management Company $0.1 million and $0.3 million, respectively, of fees for services provided to the Management Company and its affiliates by Appgate under the Transition Services Agreement. Income for these services is included in other expense, net in the condensed consolidated statement of operations for the three and six months ended June 30, 2021 and 2020.

On February 8, 2021, we made a payment of $1.0 million to Cyxtera (and/or its subsidiaries) as settlement in full of trade balances with Cyxtera and its subsidiaries and other amounts due to / from under the Intercompany Master Services Agreement and the Transition Services Agreement, which trade balances and other amounts totaled $2.6 million. Because the Management Company was an affiliate under common control with us at the time of repayment, the settlement of these amounts was recognized as a capital contribution of $1.6 million.

Promissory Notes

On March 31, 2019, we issued promissory notes to each of Cyxtera and the Management Company (together, the “Promissory Notes”) evidencing funds borrowed at such time by Appgate from each of Cyxtera and the Management Company, as well as potential future borrowings. The Promissory Notes had a combined initial aggregate principal amount of $95.2 million and provided for additional borrowings during the term of the Promissory Notes for additional amounts not to exceed approximately $52.5 million in the aggregate (approximately $147.7 million including the initial aggregate principal amount). Interest accrued on the unpaid principal balance of the Promissory Notes at a rate per annum equal to 3%; provided, that with respect to any day during the period from the date of the Promissory Notes through December 31, 2019, interest was calculated assuming that the unpaid principal balance of the Promissory Notes on such day was the unpaid principal amount of the notes on the last calendar day of the quarter in which such day occurs. Interest was payable upon the maturity date of the Promissory Notes. Each of the Promissory Notes had an initial maturity date of March 30, 2020 and was extended through March 30, 2021 by amendments entered into effective as of March 30, 2020.

During 2020, we received advances of $19.4 million under the Promissory Notes. The outstanding principal and interest under the Promissory Notes aggregated $153.8 million as of December 31, 2020. Management believes that the carrying value of the Promissory Notes approximated fair value.

Cyxtera Cybersecurity, Inc. (d/b/a AppGate)

Notes to Unaudited Condensed Consolidated Financial Statements (continued)

During the three and six months ended June 30, 2020, we recognized $1.0 million and $2.0 million, respectively, of interest expense on the Promissory Notes. During the six months ended June 30, 2021, we recognized $0.5 million of interest expense on the Promissory Notes.

On February 8, 2021, we repaid Cyxtera $20.6 million, representing the entirety of the then outstanding principal and interest of $20.6 million under the Promissory Note held by Cyxtera, and we made a partial repayment of $99.0 million to the Management Company on the then outstanding principal and interest of $133.6 million under the Promissory Note held by the Management Company. On that same date, the Management Company issued us a payoff letter, extinguishing the balance remaining unpaid following such repayment. Because Cyxtera was our direct parent at the time of issuance of the Promissory Notes and an affiliate under common control with us at the time of repayment, we recognized the note extinguishment of $34.6 million as a capital contribution.

Note 3. Discontinued Operations

As stated in Note 1, on January 20, 2021, we completed the sale of 100% of the outstanding equity interests of our formerly wholly owned subsidiary, Brainspace, for $125.0 million. We recorded a gain on the sale of Brainspace of $58.8 million. We have classified the results of Brainspace as discontinued operations in our condensed consolidated statements of operations for all periods presented. Additionally, the related assets and liabilities associated with the discontinued operations in the prior year condensed consolidated balance sheet are classified as discontinued operations.

The major classes of assets and liabilities attributable to discontinued operations as of December 31, 2020 are presented below (in thousands):

ASSETS
Current assets:
Cash	$27
Accounts receivable, net of allowance of $97	5,202
Contract assets	208
Deferred contract acquisition costs, current	979
Total current assets	6,416
Contract assets, noncurrent	8,419
Deferred contract acquisition costs, noncurrent	2,315
Goodwill	33,696
Intangible assets, net	15,758
Total assets	$66,604
LIABILITIES AND NET ASSETS
Current liabilities:
Accounts payable	$128
Accrued expenses	4,993
Deferred revenue	1,247
Total current liabilities	6,368
Other liabilities	180
Total liabilities	6,548
Net assets	$60,056

Total assets and total liabilities as of December 31, 2020 were classified as current assets and liabilities of discontinued operations in the December 31, 2020 consolidated balance sheet.

Cyxtera Cybersecurity, Inc. (d/b/a AppGate)

Notes to Unaudited Condensed Consolidated Financial Statements (continued)

The major items constituting net income of discontinued operations for the six months ended June 30, 2021 and the three and six months ended June 30, 2020 are presented below (in thousands):

	Three Months Ended June 30,	Six Months Ended June 30,
	2020	2021	2020
Revenue	$4,028	$2,220	$10,908
Cost of revenue, exclusive of amortization shown below	619	142	1,279
Amortization expense	765	-	1,530
Total cost of revenue	1,384	142	2,809
Gross profit	2,644	2,078	8,099
Operating expenses:
Sales and marketing	766	240	1,628
Research and development	922	290	1,841
General and administrative	3	-	18
Depreciation and amortization (1)	364	-	728
Total operating expenses	2,055	530	4,215
Income from operations	589	1,548	3,884
Gain on the disposal of the discontinued operation	-	58,835	-
Other expense, net	(3)	-	(6)
Income from discontinued operations before income taxes	586	60,383	3,878
Income tax expense of discontinued operations	-	371	-
Net income of discontinued operations, net of tax	$586	$60,012	$3,878

(1)	Comprises amortization expense of direct Brainspace intangibles.

Note 4. Revenue

Disaggregation of Revenue

The following table summarizes our revenue by category (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Subscription revenue:
Multi-year subscription term-based licenses	$3,364	$2,098	$5,187	$3,204
1-year subscription term-based licenses	1,788	1,055	3,549	2,059
Total subscription term-based licenses	5,152	3,153	8,736	5,263
Subscription SaaS	2,406	2,247	4,658	4,706
Support and maintenance	1,021	774	2,010	1,618
Total subscription revenue	8,579	6,174	15,404	11,587
Perpetual licenses	58	43	1,371	1,320
Services and other	1,249	902	3,181	3,837
Total	$9,886	$7,119	$19,956	$16,744

Cyxtera Cybersecurity, Inc. (d/b/a AppGate)

Notes to Unaudited Condensed Consolidated Financial Statements (continued)

The following table summarizes revenue by main geography in which we operate, including in the United States and Canada (“US&C”), Latin America (“LATAM”), Europe, the Middle East and Africa (“EMEA”), and Asia Pacific (“APAC”), based on the billing address of customers who have contracted with us (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
US&C	$5,660	$3,709	$10,487	$8,971
LATAM	3,033	2,375	7,387	5,892
EMEA	810	679	1,354	1,179
APAC	383	356	728	702
Total	$9,886	$7,119	$19,956	$16,744

Significant Customers

No single customer accounted for 10% or more of the total revenue in the periods presented.

Contract Balances

Timing of revenue recognition may differ from the timing of invoicing to customers. We record an unbilled receivable when revenue is recognized prior to invoicing, or deferred revenue when revenue is recognized after invoicing. For multi-year agreements, we generally invoice customers annually at the beginning of each annual coverage period. We record a receivable related to revenue recognized for multi-year on-premises licenses as we generally have an unconditional right to invoice and receive payment in the future related to those licenses.

Contract liabilities consist of deferred revenue and include payments received in advance of performance under a customer contract. Such amounts are recognized as revenue over the contractual period. During the three and six months ended June 30, 2021, we recognized revenue of $2.4 million and $4.4 million, respectively, that was included in the corresponding contract liability balance at the beginning of the related period. During the three and six months ended June 30, 2020, we recognized revenue of $2.1 million and $3.2 million, respectively, that was included in the corresponding contract liability balance at the beginning of the related period.

We receive payments from customers based upon contractual billing schedules and accounts receivable are recorded when the right to consideration becomes unconditional. Payment terms on invoiced amounts are typically 30 to 45 days. Contract assets include amounts related to our contractual right to consideration for both completed and partially completed performance obligations that may not have been invoiced. Unbilled receivables were $10.8 million and $7.9 million as of June 30, 2021 and December 31, 2020, respectively.

In instances where the timing of revenue recognition differs from the timing of invoicing, we have determined our contracts generally do not include a significant financing component. The primary purpose of our invoicing terms is to provide customers with simplified and predictable ways of purchasing our products and services, not to provide customers with financing. Examples include invoicing at the beginning of a subscription term for SaaS services with revenue recognized ratably over the contract period, and multi-year on-premises licenses that are invoiced annually with license revenue recognized upfront and support and maintenance recognized ratably over the contract period.

Cyxtera Cybersecurity, Inc. (d/b/a AppGate)

Notes to Unaudited Condensed Consolidated Financial Statements (continued)

Remaining Performance Obligations

The typical contractual term for term-based licenses and support and maintenance is one to three years. Most of our contracts are non-cancelable. However, customers typically have the right to terminate their contracts for cause if we fail to perform and cure within the applicable cure period. As of June 30, 2021, the aggregate amount of the transaction price allocated to remaining performance obligations was $31.7 million. We expect to recognize 42% of the transaction price over the next 12 months, with the remainder recognized thereafter. As of December 31, 2020, the aggregate amount of the transaction price allocated to remaining performance obligations was $26.5 million. We expect to recognize 50% of the transaction price over the next 12 months, with the remainder recognized thereafter.

Costs to Obtain and Fulfill a Contract

The following table summarizes the activity of the deferred contract acquisition costs (in thousands):

	Six Months Ended June 30,	Year Ended December 31,
	2021	2020
Beginning balance	$8,856	$5,607
Capitalization of contract acquisition costs	3,113	4,927
Amortization of deferred contract acquisition costs	(1,406)	(1,790)
Impacts of foreign currency translation	156	112
Ending balance	$10,719	$8,856

Deferred contract acquisition costs, current	$3,059	$3,065
Deferred contract acquisition costs, noncurrent	$7,660	$5,791

We periodically review the carrying amount of deferred contract acquisition costs to determine whether events or changes in circumstances have occurred that could impact the period of benefit of these deferred costs. We did not recognize any impairment losses of deferred contract acquisition costs during the six months ended June 30, 2021 or the year ended December 31, 2020.

Sales commissions accrued but not paid as of June 30, 2021 and December 31, 2020 totaled $1.7 million at each date, which are included within accrued expenses in the condensed consolidated balance sheets.

Our fulfillment costs are generally not significant.

Note 5. Fair Value Measurements

Our financial instruments consist of cash equivalents, accounts receivable, accounts payable, accrued expenses, deferred revenue, and our debt, which consisted of our convertible senior notes as of June 30, 2021 and our Promissory Notes as of December 31, 2020. The fair value of cash equivalents, accounts receivable, accounts payable, accrued expenses, and deferred revenue approximate their carrying value because of the short-term nature of these instruments. Refer to Note 2 – Transactions with Former Parent – Cyxtera, for the carrying amount and estimated fair value of our Promissory Notes as of December 31, 2020 and their subsequent repayment and extinguishment.

Cyxtera Cybersecurity, Inc. (d/b/a AppGate)

Notes to Unaudited Condensed Consolidated Financial Statements (continued)

The carrying value of our Notes (as defined in Note 9), net of issuance costs was $49.7 million as of June 30, 2021. The fair value of the Notes was estimated as $50.4 million as of June 30, 2021. The fair value was estimated using a TF binomial lattice model, which considered a calibrated yield and volatility for the Notes, with a risk-adjusted yield and volatility for movements in the market over the period from the issuance of the Notes to June 30, 2021. Because our common stock is not publicly traded, a synthetic credit rating for Appgate was developed by comparing certain of our financial ratios and metrics to those of other issuers with publicly available credit ratings from Standard & Poor’s, all of which are considered Level 3 inputs in the fair value hierarchy.

Note 6. Balance Sheet Components

Accounts Receivable and Allowance for Doubtful Accounts

Our accounts receivable represent amounts invoiced and due from our customers under our revenue contracts. The activity in the allowance for doubtful accounts was as follows (in thousands):

	Six Months Ended June 30,	Year Ended December 31,
	2021	2020
Beginning balance	$437	$650
(Reversal) provision for doubtful accounts	(52)	364
Write offs	-	(592)
Impacts of foreign currency translation	42	15
Ending balance	$427	$437

Prepaid and Other Current Assets

Our prepaid and other current assets consisted of the following as of June 30, 2021 and December 31, 2020 (in thousands):

	June 30,	December 31,
	2021	2020
Prepaid expenses	$2,677	$1,640
Deferred transaction costs	2,023	-
Withholding taxes	260	336
Other current assets	2	36
Total	$4,962	$2,012

Cyxtera Cybersecurity, Inc. (d/b/a AppGate)

Notes to Unaudited Condensed Consolidated Financial Statements (continued)

Property and Equipment, Net

Our property and equipment, net consisted of the following as of June 30, 2021 and December 31, 2020 (in thousands):

	June 30,	December 31,
	2021	2020
Leasehold improvements	$4,419	$5,241
Equipment and fixtures	3,817	2,856
	8,236	8,097
Less: accumulated depreciation and amortization	(6,315)	(6,268)
Property and equipment, net	$1,921	$1,829

During the three and six months ended June 30, 2021, we recognized depreciation and amortization expense on property and equipment of $0.2 million and $0.4 million, respectively. During the three and six months ended June 30, 2020, we recognized depreciation and amortization expense on property and equipment of $0.1 million and $0.3 million, respectively.

Note 7. Goodwill and Intangible Assets

Goodwill

Goodwill was $71.6 million as of June 30, 2021 and December 31, 2020.

Intangible Assets, Net

Our acquired intangible assets subject to amortization consist of customer relationships, trademarks and tradenames, and developed technology and were originally acquired by Cyxtera when it acquired the entities that formed Appgate. The useful lives of the assets were as follows: (i) customer relationships – 7.5 to 17.5 years, (ii) trademarks and tradenames – 8.5 to 14.5 years, and (iii) developed technology – 2.5 to 7.5 years. Acquired intangibles subject to amortization consist of the following as of June 30, 2021 and December 31, 2020 (in thousands):

	June 30, 2021			December 31, 2020			Weighted average remaining
	Gross	Accumulated amortization	Net	Gross	Accumulated amortization	Net	useful life (Years)
Customer relationships	$30,157	$(14,028)	$16,129	$30,157	$(12,347)	$17,810	5
Trademarks and tradenames	18,732	(7,397)	11,335	18,732	(6,741)	11,991	9.2
Developed technology	38,886	(25,287)	13,599	38,869	(23,028)	15,841	3.1
Total	$87,775	$(46,712)	$41,063	$87,758	$(42,116)	$45,642

The main changes in the carrying amount of each major class of intangible assets during the six months ended June 30, 2021 and the year ended December 31, 2020 was amortization, and to a lesser extent, foreign currency translation.

Cyxtera Cybersecurity, Inc. (d/b/a AppGate)

Notes to Unaudited Condensed Consolidated Financial Statements (continued)

We recorded amortization expense on intangible assets of $2.3 million and $4.6 million in the three and six months ended June 30, 2021, respectively. We recorded amortization expense on intangible assets of $2.8 million and $5.6 million in the three and six months ended June 30, 2020, respectively. Amortization expense for all intangible assets, except our developed technology, was recorded within depreciation and amortization expense in the condensed consolidated statements of operations. Amortization expense for our developed technology was recorded within cost of revenue in the condensed consolidated statements of operations.

Future amortization expense of intangible assets is as follows (in thousands):

For the years ending:
Remaining 2021	$4,594
2022	9,148
2023	8,623
2024	7,471
2025	4,303
Thereafter	6,924
Total	$41,063

Impairment Tests

We perform annual impairment tests of goodwill on October 1st of each year or whenever an indicator of impairment exists. No impairment charges were recorded during the six months ended June 30, 2021 and 2020.

Note 8. Leases

We lease office space and certain colocation space under non-cancelable operating lease agreements. As described in Note 2, we were also party to agreements with Cyxtera that have been determined to be short-term leases and some that consist solely of variable lease payments. We also lease certain equipment under finance lease arrangements that expire in November 2021. Finance leases are not significant and are included in other noncurrent liabilities in the consolidated balance sheets.

Operating Leases

The following is a summary of our operating lease costs for the three and six months ended June 20, 2021 and 2020 (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Operating lease cost	$237	$346	$481	$687
Short-term lease cost	12	383	25	763
Variable lease cost	16	81	39	163
Total operating lease costs	$265	$810	$545	$1,613

Included in the three and six months ended June 30, 2020 short-term lease cost above is $0.4 million and $0.8 million, respectively, charged to us by the Management Company under the Transition Services Agreement described in Note 2. Included in the three and six months ended June 30, 2020 variable lease cost above is $44 thousand and $0.1 million, respectively, charged to us by the Management Company under the Transition Services Agreement described in Note 2. Substantially all of the obligations under the Transition Services Agreement ceased on December 31, 2020 and the Transition Services Agreement terminated on June 30, 2021.

Cyxtera Cybersecurity, Inc. (d/b/a AppGate)

Notes to Unaudited Condensed Consolidated Financial Statements (continued)

The following table presents information about leases on our condensed consolidated balance sheet as of June 30, 2021 and December 31, 2020 (in thousands):

	June 30,	December 31,
	2021	2020
Operating lease right-of-use assets	$1,557	$2,008
Operating lease liabilities, current	$753	$779
Operating lease liabilities, noncurrent	$954	$1,256

At June 30, 2021, the weighted-average remaining lease term and weighted-average discount rate for operating leases were 3.3 years and 5.59%, respectively. At December 31, 2020, the weighted-average remaining lease term and weighted-average discount rate for operating leases were 3.4 years and 5.92%, respectively.

Cash paid for amounts included in the measurement of operating lease liabilities was $0.5 million and $0.6 million for the six months ended June 30, 2021 and 2020, respectively.

Right-of-use assets obtained in exchange for lease obligations was $0.3 million for the six months ended June 30, 2020 (none in 2021).

Maturities of operating lease liabilities consisted of the following as of June 30, 2021 (in thousands):

For the years ending:
Remaining 2021	$443
2022	579
2023	290
2024	243
2025	243
Thereafter	61
Total future minimum lease payments	1,859
Less: Imputed interest	(152)
Total	$1,707

Note 9. Convertible Senior Notes

Convertible senior notes consist of the following as of June 30, 2021 (in thousands):

Principal amount of Notes	$50,000
Unamortized debt issuance costs	(326)
Net carrying amount	$49,674

On February 9, 2021, we issued $50.0 million in aggregate principal amount of convertible senior notes due 2024 (the “Notes”) to various funds managed by Magnetar Financial LLC (“Magnetar”). The Notes are subject to the terms and conditions of the note issuance agreement between Appgate and Magnetar, the representative of the holders (the “Note Issuance Agreement”), and the note purchase agreement between Appgate and the lender parties thereto.

Cyxtera Cybersecurity, Inc. (d/b/a AppGate)

Notes to Unaudited Condensed Consolidated Financial Statements (continued)

We received net proceeds of $49.8 million from the issuance of the Notes, after deducting fees and expenses of $0.2 million. As of June 30, 2021, we have additional debt issuance costs of $0.2 million recorded as accrued expenses in our condensed consolidated balance sheet. We recorded these expenses as debt issuance costs that will be amortized over the term of the Notes.

The Notes are senior, unsecured obligations of Appgate, and the payment of the principal and interest is unconditionally guaranteed, jointly and severally by Appgate’s U.S. subsidiaries. The Notes will mature on February 9, 2024, unless earlier converted, redeemed, or repurchased. Upon closing of the Merger, we expect to issue an additional $25.0 million in aggregate principal amount of Notes. We may also issue up to an additional $25.0 million in aggregate principal amount of Notes at the election of the holders of the Notes, in one or more closings, on or prior to February 8, 2022.

Interest on the Notes is payable either entirely in cash or entirely in kind (“PIK Interest”), or a combination of cash and PIK Interest at Appgate’s discretion. The Notes bear interest at the annual rate of 5% with respect to interest payments made in cash and 5.50% with respect to PIK Interest, with interest payable semi-annually on February 1 and August 1 of each year, commencing on August 1, 2021. Additional notes (“PIK Notes”) to be issued for PIK Interest will have the same terms and conditions as the Notes. The Note Issuance Agreement includes certain affirmative and financial covenants we are required to satisfy. Appgate was in compliance with all covenants as of June 30, 2021 and expects to remain in compliance with such covenants for at least the next 12 months.

Other key terms of the Notes follow:

Conversion upon Change of Control. If Appgate undergoes a Change of Control (as defined in the Note Issuance Agreement) other than the Merger prior to maturity, each holder of the Notes shall have the option to convert all or any portion of such Notes into Appgate common stock subject to and in accordance with the terms of the Note Issuance Agreement, including the applicable conversion rate thereunder.

Conversion. Other than upon a Change of Control, prior to maturity, each holder of the Notes shall have the option to convert all or any portion of such Notes into Appgate common stock subject to and in accordance with the terms of the Note Issuance Agreement, including the applicable conversion rate thereunder.

Guarantees; Conversion Obligations. The Notes are guaranteed by each of Appgate’s wholly owned domestic subsidiaries. Upon the consummation of certain events resulting in Appgate becoming a direct or indirect subsidiary of any person (including the Merger), such acquiring person, any direct or indirect parent company thereof and each subsidiary thereof (immediately prior to such event) shall unconditionally guarantee Appgate’s Obligations and assume all of Appgate’s Conversion Obligations and Change of Control Conversion Obligations and, upon such assumption, Appgate shall be released from its Conversion Obligations and Change of Control Conversion Obligations.

Repurchase Upon a Fundamental Change. Upon the occurrence of a Fundamental Change at any time after a Public Company Event (as such terms are defined in the Note Issuance Agreement), each holder of Notes shall have the option to require Appgate to repurchase for cash all or any portion of such Notes, at a repurchase price equal to 100% of the principal amount thereof, plus accrued and unpaid interest thereon, subject to and in accordance with the terms of the Note Issuance Agreement.

Repurchase Upon a Change of Control. Upon the occurrence of a Change of Control other than the Merger at any time before a Public Company Event, each holder of Notes shall have the option to require Appgate to repurchase for cash all or any portion of such Notes, at a repurchase price equal to 102% of the principal amount thereof, plus accrued and unpaid interest thereon, subject to and in accordance with the terms of the Note Issuance Agreement.

Cyxtera Cybersecurity, Inc. (d/b/a AppGate)

Notes to Unaudited Condensed Consolidated Financial Statements (continued)

Covenants. The Note Issuance Agreement contains restrictive covenants that, among other things, generally limit the ability of Appgate and certain of its subsidiaries (subject to certain exceptions) to: (i) incur additional debt and issue Disqualified Stock (as defined in the Note Issuance Agreement); (ii) create liens; (iii) pay dividends, acquire shares of capital stock, or make investments; (iv) issue guarantees; (v) sell assets and (vi) enter into transactions with affiliates. The foregoing restrictive covenants are subject to a number of important exceptions and qualifications, as set forth in the Note Issuance Agreement.

Events of Default. The Note Issuance Agreement provides for customary events of default which include (subject in certain cases to customary grace and cure periods), among others: (i) nonpayment of principal or interest; (ii) breach of covenants or other agreements in the Note Issuance Agreement; (iii) defaults in failure to pay certain other indebtedness; and (iv) certain events of bankruptcy or insolvency. Generally, if an event of default occurs and is continuing under the Note Issuance Agreement, Magnetar or the holders of at least 25% in aggregate principal amount of the Notes then outstanding may declare the principal of, premium, if any, and accrued interest on all the Notes immediately due and payable.

No Registration. The Notes and any Appgate common stock to be issued upon conversion of the Notes have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws and may not be offered or sold in the United States absent registration under the Securities Act or an applicable exemption from registration requirements. This description of the Note Issuance Agreement and the Notes does not constitute an offer to sell, or the solicitation of an offer to buy, any securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale would be unlawful.

If the holders have not converted the Notes and the Notes have not been redeemed by the maturity date, Appgate must repay the outstanding principal amount and accrued interest.

The Notes contain (i) call options to be settled in cash upon the occurrence of a Change of Control (other than the Merger), (ii) put options to be settled in cash contingent upon the occurrence of a Fundamental Change (as defined in the Note Issuance Agreement) after a Public Company Event or a Change of Control (other than the Merger) and (iii) a default interest rate increase of 3% applicable upon the occurrence of an event of default. Appgate evaluated the embedded call and put options under the guidance of ASC 815, Derivatives and Hedging, and determined that the call and put options upon a Change of Control (other than the Merger) are embedded derivatives requiring bifurcation at fair value. However, management determined the probability of a cash settlement to be remote and as such the fair value of the embedded redemption feature has been estimated to be zero. Management also evaluated the other redemption features and determined there were no discounts or premiums that exceed 10%, concluding that any repurchase would be at market value. Accordingly, the fair value of those other redemption features was also estimated to be zero. Lastly, management evaluated the embedded conversion feature, and determined that currently, this embedded feature does not meet the net settlement criterion under ASC 815-15-25 because the underlying shares usually are not freely transferrable and thus not deemed readily convertible to cash. Consequently, the automatic conversion does not meet the criteria under ASC 815-15-25-1(c). For an embedded feature to be bifurcated, it must meet all three criteria in ASC 815-15-25-1. Therefore, this embedded feature does not require bifurcation.

During the three and six months ended June 30, 2021, we recognized $0.6 million and $1.0 million, respectively, of interest expense on the Notes. The amortization of the debt issuance discount was insignificant during both periods.

Cyxtera Cybersecurity, Inc. (d/b/a AppGate)

Notes to Unaudited Condensed Consolidated Financial Statements (continued)

Note 10. Commitments and Contingencies

Letters of Credit

As of June 30, 2021 and December 31, 2020, we had $1.4 million and $2.1 million, respectively, in irrevocable stand-by letters of credit outstanding, which were issued primarily to guarantee a subsidiary’s performance under contracts with customers. As of June 30, 2021 and December 31, 2020, no amounts had been drawn on any of these irrevocable stand-by letters of credit.

Success Fee

As of June 30, 2021, we had a success fee arrangement with DBO Partners LLC for $2.5 million, which is contingent on the successful completion of the Merger.

Non-cancelable Purchase Obligations

In the normal course of business, we enter into non-cancelable purchase commitments with various parties to purchase products and services, such as technology equipment, subscription-based cloud service arrangements, corporate events and consulting services. As of June 30, 2021, we had outstanding non-cancelable purchase obligations with terms of 12 months or longer aggregating $2.7 million. As of December 31, 2020, we had outstanding non-cancelable purchase obligations with terms of 12 months or longer aggregating $1.9 million.

Note 11. Common Stock

Our authorized share capital consists of 1,000 shares of capital stock, all of which are designated as common stock. As of June 30, 2021, we had 500 shares of common stock issued and outstanding. As of December 31, 2020, we had one (1) share of common stock issued and outstanding. As described in Note 1, on February 7, 2021, Appgate effected a 500-for-1 split of its common stock in the form of a stock dividend to SIS Holdings, the only stockholder of record as of the record date for the split. As a result, SIS Holdings currently owns 500 shares of Appgate’s common stock, which represents 100% of Appgate’s current outstanding shares of common stock. We have retrospectively adjusted common stock outstanding for all periods presented to give effect to the split.

Note 12. Profit Interest Units of SIS Holdings LP

All awards under the SIS Holdings LP Class B Unit Plan (the “SIS Plan”) were issued in 2017, 2018 and 2019 (none in 2020 or 2021).

Equity-based compensation costs was as follows and is included in the following captions in our condensed consolidated statements of operations (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Cost of revenue	$131	$130	$262	$260
Sales and marketing	537	533	1,104	1,081
Research and development	99	162	199	265
General and administrative	189	333	390	662
Total	$956	$1,158	$1,955	$2,268

No related income tax benefit was recognized as of June 30, 2021 or December 31, 2020.

Cyxtera Cybersecurity, Inc. (d/b/a AppGate)

Notes to Unaudited Condensed Consolidated Financial Statements (continued)

As of June 30, 2021, total equity-based compensation costs related to 67,170 unvested Class B units not yet recognized totaled $1.9 million, which is expected to be recognized over a weighted-average period of 0.78 years.

Effective July 29, 2021, the SIS Plan was amended to the extent required such that any distribution by SIS Holdings to its equity holders that is attributable to amounts received by SIS Holdings in respect of its equity interests in Cyxtera or Appgate, in each case upon the consummation of the transactions contemplated by Cyxtera’s merger with Starboard Value Acquisition Corp. in July 2021 (the “Cyxtera Transaction” and, together with the Merger, the “Transactions”) or the Merger Agreement, respectively, shall be deemed to have been made at an amount equal to the value of the Cyxtera common stock or Appgate common stock, as applicable, in each such Transaction.

Note 13. 401(k) Savings Plan

Effective January 1, 2021, Appgate’s employees became eligible to participate in the Cyxtera Cybersecurity Inc. d/b/a AppGate 401(k) Savings Plan (the “401(k) Plan”), a defined contribution benefit plan sponsored by the Company. Under the 401(k) Plan, the Company makes matching contributions equal to 100% of an employee’s salary deferral that does not exceed 1% of the employee’s compensation plus 50% of the salary deferral between 1% and 6% the employee’s compensation.

Prior to January 1, 2021, and effective July 2, 2017, Appgate’s employees were eligible to participate in the Cyxtera 401(k) Savings Plan (the “Plan”), a defined contribution benefit plan sponsored by the Management Company. Under the Plan, the Company made matching contributions equal to 100% of an employee’s salary deferral that does not exceed 1% of the employee’s compensation plus 50% of the salary deferral between 1% and 6% the employee’s compensation. Employees of Appgate were eligible to participate in the Plan after the Cyxtera Spin-Off through December 31, 2020. Costs related to the participation of our employees in the Plan were charged back to us by Cyxtera under the Transition Services Agreement described in Note 2 – Transactions with Former Parent – Cyxtera.

During the three and six months ended June 30, 2021, we made matching contributions to the 401(k) Plan of $0.5 million and $0.8 million, respectively. During the three and six months ended June 30, 2020, we made matching contributions to the Plan of $0.3 million and $0.7 million, respectively. These amounts are included in the following captions in the condensed consolidated statements of operations (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Cost of revenue	$100	$77	$176	$158
Sales and marketing	170	85	300	200
Research and development	135	124	238	238
General and administrative	55	44	99	87
Total	$460	$330	$813	$683

Note 14. Income Taxes

Effective tax rates for interim periods are based upon the Company’s estimate of the annual effective tax rate. Effective tax rates vary based upon an estimate of taxable earnings and on the mix of taxable earnings in the various states and countries in which we operate. Changes in the annual allocation and apportionment of the Company’s activity amongst these jurisdictions results in changes to the effective rate.

The income tax expense of continuing operations for the three and six months ended June 30, 2021 was $0.6 million and $1.0 million, respectively. The income tax expense on the pre-tax loss for the three months and six months ended June 30, 2021 was different than the amount expected at the statutory federal income tax rate primarily as a result of foreign taxes and changes in the valuation allowance provided against our deferred tax assets.

The income tax expense of continuing operations for the three and six months ended June 30, 2020 was $0.6 million and $0.8 million, respectively. The income tax expense on the pre-tax loss for the three months and six months ended June 30, 2020 was different than the amount expected at the statutory federal income tax rate primarily as a result of foreign taxes and changes in the valuation allowance provided against our deferred tax assets.

Cyxtera Cybersecurity, Inc. (d/b/a AppGate)

Notes to Unaudited Condensed Consolidated Financial Statements (continued)

Note 15. Segment and Geographic Information

Our chief operating decision maker is our chief executive officer, who reviews financial information presented on a consolidated basis for the purposes of allocating resources and evaluating financial performance. Accordingly, management has determined that we operate as one operating and reportable segment.

Refer to Note 4 – Revenue, for information on revenue by geography.

Note 16. Related Party Transactions

Our most significant related party relationships and transactions are with Cyxtera, the Management Company, SIS Holdings and certain of the equity owners of SIS Holdings. In addition to those relationships and transactions described in Notes 1 and 2, in June 2021 and 2020, certain subsidiaries of Cyxtera entered into agreements with us pursuant to which they acquired one-year licenses for one of our cybersecurity software products. During each of the three and six months ended 2020, we recognized $0.1 million of revenue from these licenses. Charges for the three and six months ended June 30, 2021 were insignificant. As of June 30, 2021, the receivable from Cyxtera (and/or its subsidiaries) under these agreements was insignificant. As of December 31, 2020, we had a receivable from Cyxtera (and/or its subsidiaries) under these agreements for $0.1 million. The December 31, 2020 balance had been settled at the date of issuance of these financial statements.

Two members of the board of directors of SIS Holdings GP LLC (“SIS GP”), the sole general partner of SIS Holdings, are also members of the board of directors of Chewy, Inc. (“Chewy”), an American online retailer of pet food and other pet-related products. During the three and six months ended June 30, 2021, we recognized $0.3 million and $0.4 million, respectively, of revenue from these contracts with Chewy. During each of the three and six months ended June 30, 2020, we recognized $0.1 million of revenue from these contracts with Chewy.

A member of the board of directors of SIS GP, is also a member of the board of directors of Navex Global, Inc. (“Navex”), a worldwide leader in integrated risk and compliance management software and services. During the six months ended June 30, 2021, Appgate engaged Navex to provide certain compliance training and other related services. As of June 30, 2021, our payable to Navex was insignificant.

We did not have other significant related party relationships during the three and six months ended June 30, 2021, or the year ended December 31, 2020.

Note 17. Due from Unrelated Party

The Merger Agreement provides that we will pay all fees and expenses incurred by Newtown in connection with consummating the Merger; provided, that, in the event the Merger Agreement is terminated, and the closing of the Merger does not occur, we would be responsible for any such fees and expenses only in the event the Merger Agreement is terminated by Newtown for Appgate’s breach under certain circumstances set forth in the Merger Agreement. As of June 30, 2021, we had paid $0.1 million on behalf of Newtown, which we have recorded within accounts receivable in our condensed consolidated balance sheet, pending consummation of the Merger. As described in Note 1, the Merger is expected to be consummated during the fourth quarter of the calendar year 2021.

Note 18. Subsequent Events

Amendment to SIS Plan and Early Settlement of LTI Plan

Effective July 29, 2021, the SIS Plan was amended as further described in Note 12 – Profit Interest Units of SIS Holdings LP. On July 29, 2021, Cyxtera consummated the Cyxtera Transaction and caused its subsidiaries to terminate or declare an “Early Settlement Event” under (resulting in the final settlement of) the Cyxtera Management, Inc. Long-Term Incentive Plan (the “LTI Plan”) and any award agreements thereunder, in each case, without liability to Appgate, Cyxtera, or any of their respective subsidiaries. Prior to this date, certain employees of Appgate were participants under the LTI Plan.